Exhibit 5.2

Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067-3206

d 310.557.2900
August 10, 2017	f 310.557.2193

Ares Capital Corporation	www.proskauer.com
245 Park Avenue, 44th Floor
New York, New York 10167

Re: Ares Capital Corporation 3.500% Notes due 2023

Dear Ladies and Gentlemen:

We have acted as special counsel for Ares Capital Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $750,000,000 aggregate principal amount of 3.500% notes due 2023 (the “Notes”) pursuant to the registration statement on Form N-2 (File No. 333-212142) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Securities Act”) and the final prospectus supplement, dated August 7, 2017 (including the base prospectus filed therewith, the “Prospectus Supplement”), filed with the Commission on August 8, 2017 pursuant to Rule 497 under the Securities Act.

The Notes are to be issued pursuant to the provisions of the Indenture, dated October 21, 2010, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated August 10, 2017, between the Company and the Trustee (the “Seventh Supplemental Indenture,” and, together with the Base Indenture, the “3.500% Notes Indenture”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Registration Statement,

(ii)                                  the Prospectus Supplement,

(iii)                               the 3.500% Notes Indenture,

(iv)                              a specimen of the form of the Notes,

(v)                                 the purchase agreement related to the Notes, dated August 7, 2017, among the Company, the several underwriters party thereto and the other parties named therein, and

(vi)                              such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.

Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, D.C.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto (a) are duly organized and validly existing in good standing in their respective jurisdictions of incorporation or formation, (b) have complied with all aspects of the laws of their respective jurisdictions of incorporation or formation in connection with the issuance of the Notes and the related transactions and (c) had the power, corporate or other, to enter into and perform all obligations thereunder, and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by the parties thereto of such documents and the validity and binding effect thereof on such parties. To the extent our opinions set forth below relate to the enforceability of the choice of New York law and choice of New York forum provisions of the 3.500% Notes Indenture and the Notes, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York in connection with the transactions contemplated by the 3.500% Notes Indenture. As to facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Our opinions set forth herein are limited to the laws of the State of New York that, in our experience, are applicable to the Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Covered Law”). We do not express any opinion with respect to the law of any jurisdiction other than the Covered Law or as to the effect of any such non-covered law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and assuming that (i) the 3.500% Notes Indenture and the Notes have been duly authorized, executed and delivered by each of the Company and the Trustee, (ii) the final terms of the Notes have been duly established and approved by all necessary corporate action on the part of the Company, (iii) the terms of the Notes as established comply with the requirements of the Investment Company Act of 1940, as amended, and (iv) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the 3.500% Notes Indenture and delivered to and paid for by the purchasers thereof, we are of the opinion that the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the 3.500% Notes Indenture.

The opinion set forth above is subject, as to enforcement, to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers), (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the 3.500% Notes Indenture and the Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject. We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K relating to the issuance of the Notes. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Proskauer Rose LLP

Los Angeles, California